EXHIBIT 10.54

EMPLOYMENT AGREEMENT

AGREEMENT made and effective as of the 25th day of May, 2006 (the "Effective Date") by and between NYFIX, INC. a Delaware corporation with its principal office at 100 Wall Street, New York, NY 10005, and Donald Henderson, residing at ____________________ (hereinafter "Executive").

In consideration of employment by NYFIX, Inc., a Delaware corporation, or any subsidiary or affiliate of NYFIX, Inc. (collectively, "NYFIX," "Employer" or the "Company") and services therein rendered, the undersigned Executive and NYFIX hereby agree as follows:

1. Employment.

The Company agrees to employ Executive, and Executive agrees to enter the employ of the Company for the period stated in Section 3 hereof and upon the other terms and conditions set forth herein.

2. Position and Responsibilities.

During the period of employment hereunder (the "Employment Period"), Executive agrees to serve as Chief Technology Officer of the Company. The Executive shall have the full responsibilities and authority consistent with such position and report to the Chief Executive Officer ("CEO") of the Company.

3. Term of Employment.

The Employment Period shall be deemed to have commenced as of May 25, 2006 and shall continue until December 31, 2007 unless further extended as provided in this Section 3 or sooner terminated as provided in Section 19. Provided no earlier termination pursuant to Section 19 has occurred, commencing on January 1, 2008, and on each successive anniversary thereafter, the Employment Period shall be automatically extended for one additional calendar year, subject to termination during such additional calendar year as provided in Section 19, unless written notice, given at least 60 days prior to the beginning of such additional calendar year, is provided by either party to the other that the term of the Executive's employment hereunder (the "Contract Term") will not be so extended.

4. Duties.

Except as otherwise provided herein and except for illness, permitted vacation periods and permitted leaves of absence as otherwise approved by the Chief Executive Officer of the Company (the "CEO"), the Executive agrees that during the term of his employment hereunder he shall devote substantially his full business time, efforts, skill and abilities to the business of the Company in accordance with the reasonable directions and orders of the CEO and will use his best efforts to promote the interests of the Company.

5. Vacation.

In addition to paid holidays, as defined by the Company's holiday schedule, Executive shall be eligible for four weeks paid vacation during each year of the Employment Period, with vacation accruing on a prorata basis during each pay period. All vacation periods shall be scheduled at the convenience of the Employer.

6. Compensation.

(a)
Base Salary and Annual Bonus. Employer shall pay Executive as compensation for Executive's services hereunder a total annual Base Salary of $350,000.00, pro-rated to the extent Executive has not worked for all of _________ 2006, plus an Annual Bonus calculated under the NYFIX Partnership Incentive Plan with a target amount of 50%. The Annual Bonus, if any, is payable in cash upon the earlier of (i) the filing of NYFIX's Annual Report for the year ended December 31, 2006; or (ii) the 15th day of the third month following the end of the calendar year in which it is earned.

(b)
Other Compensation. The Company may extend special bonuses or incentives which could include equity or equity related compensation awards (stock options, restricted stock, restricted stock units, phantom stock, stock appreciation rights, etc.). The granting of equity and equity related compensation awards to the Executive under an equity incentive plan adopted by the NYFIX Board of Directors and approved by the NYFIX stockholders (the "Plan"), shall (i) be made at the same time the Board of Directors makes its first grant under the Plan after the Effective Date of this Agreement to seven or more most highly compensated senior executives other than the CEO and (ii) be in an amount and form of equal or greater value at the time of the grant than that granted under the Plan to the senior executive, other than the CEO, with the sixth highest grant under the Plan (in terms of value at the time of grant). Any equity and equity related compensation awards shall be subject to the terms of the Plan and award agreements under which they are granted.

(c)
Benefits. Executive shall be entitled to participate in all such benefit plans and payroll practices, in accordance with the terms thereof, as may from time to time be generally made available to the Company's senior executives (including without limitation - health/medical insurance plans, dental insurance plan, life insurance plan, disability insurance plan, 401(k) and other pension and retirement plan arrangements).

7. Payment Terms.

The salary payment shall be made in accordance with the usual payroll system of the Company, presently bi-weekly.

8. Reimbursement of Expenses.

Employer shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in performance of Executive's obligations under this Agreement, provided that such expenses are incurred in accordance with the policies and procedures established by the Company. Such payments or reimbursements will be made in accordance with the Company's reimbursement policy for senior executives.

9. Non-Competition.

Except as required in the performance of his duties under this Agreement, Executive will not: during any period he is performing services hereunder; and (x) for the first six (6) months following the termination of employment by the Executive for Good Reason due to a Change in Control; or (y) for the lesser of one year following termination or the length of time the Executive is entitled to payment under Section 20, either directly or indirectly in any capacity or manner, without NYFIX prior written approval:

(a)
engage in any activity or employment where it could be reasonably anticipated that Executive would or would be required or expected to use or disclose any Confidential Information (as defined in Section 10(d) below) of NYFIX;

(b)
engage in activity or employment with any of the following companies: Thomson Financial Services' Trade Route or autex, Transaction Network Services (TNS), Radianz, or Liquidnet, or any successor-in-interest of any of them;

(c)
solicit business or accept orders for products and services competitive with NYFIX products and services from any NYFIX client or prospective client with whom Executive dealt, directly or indirectly, during the Employment Period;

(d)	develop, test or provide customer support for products or services competitive with NYFIX products and services; or

(e)
(i) hire any person who was employed by NYFIX at any time during the last six months of the Employment Period; (ii) directly or indirectly induce or attempt to induce, solicit or encourage any person to leave then current employment with NYFIX; or (iii) advise or counsel any person, other than NYFIX, with respect to the identity or skill set of anyone who was employed by NYFIX at any time during the last six months of the Employment Period.

10. Non-Disclosure of Information.

(a)
Executive acknowledges that NYFIX's trade secrets, NYFIX's specific combination of use of third-party parts, proprietary technology and software, information of NYFIX's partners, customers, and suppliers, and other Confidential Information as may be shared with Executive are valuable and unique assets of NYFIX or such providing party. NYFIX and Executive recognize that access to and knowledge of NYFIX's Confidential Information are essential to Executive's duties as a NYFIX Executive.

(b)
Executive agrees that he will not, during the Employment Period or at any time thereafter, except as required in the performance of Executive's duties hereunder, or as agreed to in a prior writing signed by an authorized representative of NYFIX, Inc. or as may be required by law or legal process: (i) disclose any such Confidential Information to any person, firm, corporation, or other entity for any reason or purpose whatsoever; (ii) copy any NYFIX Confidential Information; or (iii) make use of any such Confidential Information for Executive's own purposes or for the benefit of any person, firm, corporation, or other entity, other than NYFIX, under any circumstances during or after the Employment Period.

(c)
On written request made by NYFIX, Executive agrees to promptly return or destroy (at NYFIX's option) all originals and copies of any NYFIX Confidential Information and shall confirm in writing that this has been done and that no other Confidential Information or copies thereof exist under Executive's control.

(d)
The term "Confidential Information" shall mean trade secrets, confidential knowledge, proprietary information and any other nonpublic data of the Company, its partners, customers, or suppliers. By way of illustration but not limitation, "Confidential Information" includes (i) inventions, trade secrets, ideas, processes, formulas, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, in each case, to the extent such items relate to communications and/or business transactions with one or more users over a computer network or the Internet; and (ii) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of any other employee of the Company.

11. The Company's Right to Inventions.

(a)
Executive shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all inventions, improvements, technical information, methods and suggestions related to financial instruments or financial markets, or technology related to either of them, made, conceived, reduced to practice or learned by Executive, either alone or jointly with others, which Executive may acquire or develop (whether or not during usual working hours) during the Employment Period ("Company Inventions"), and all patent rights, copyrights, trade secret rights and all other rights throughout the world (collectively, "Proprietary Rights") related to Company Inventions, whether or not such Company Inventions are patentable or registrable under copyright or similar statutes, together with all patent applications, patents, copyrights and reissues thereof that may at any time be granted for or upon any such Company Inventions. Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of his employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

(b)	In connection with the Company Inventions:

(i)
Executive shall without charge, but at the expense of the Company, promptly execute and deliver such applications, assignments and other instruments as may be reasonably necessary or proper to vest title to any Company Inventions and related Proprietary Rights in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world; and

(ii)
Executive shall provide to the Company at its expense (including a reasonable payment for the time involved if Executive is not then an Executive) all reasonable assistance to prosecute its Proprietary Rights, or to prosecute or defend any litigation or other matter relating to such Proprietary Rights or Company Inventions.

(c)
Executive will assist the Company in obtaining and enforcing United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for applying for, obtaining, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. Executive will assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries during and after the Employment Period, and the Company shall compensate Executive at a reasonable rate for time actually spent by Executive after the Employment Period providing such assistance.

(d)
If the Company is unable to obtain Executive's signature on any document related to Company Inventions or Proprietary Rights, Executive hereby designates the Company and its duly authorized agents as Executive's attorney in fact, to execute, verify and file for Executive any such documents and to do all other acts related to Company Inventions or Proprietary Rights with the same legal effect as if executed or done by Executive. This power of attorney shall be deemed coupled with an interest and shall be irrevocable. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now has or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

12. Obligation to Keep Company Informed.

During the Employment Period and for a period of one (1) year thereafter, Executive will promptly disclose to the Company fully and in writing and will hold in trust for the sole benefit of the Company any and all Company Inventions. In addition, Executive will promptly disclose to the Company all patent applications filed by him within one (1) year after the Employment Period that relate to Executive's employment with the Company.

13. Prior Inventions.

Any Inventions that Executive made before the Employment Period are excluded from this Agreement. To avoid uncertainty, Executive lists in Exhibit "A" all Inventions that Executive has, alone or with others, made before the Employment Period, that Executive considers to be his property or the property of third parties and that Executive wishes to have excluded from this Agreement. If disclosure of an invention on Exhibit A would cause Executive to violate any prior confidentiality agreement, Executive understands that he is not to list that invention in Exhibit A but is to inform the Company that Executive has not listed all inventions for that reason.

14. No Improper Use Of Materials.

During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or other person to whom Executive has an obligation of confidentiality, and Executive will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or other person to whom Executive has an obligation of confidentiality unless consented to in writing by that former employer or person.

15. No Conflicting Obligation.

Executive represents that his or her performance under this Agreement and as a Company Executive does not and will not breach any non-compete agreement, any non-solicitation agreement or any confidentiality agreement covering information that Executive acquired before the Employment Period. Executive has not entered into and will not enter into any oral or written agreement in conflict herewith.

16. Return of Company Documents.

When Executive leaves the employ of the Company, Executive will deliver to the Company all materials, including copies, acquired during the Employment Period pertaining to the Company or its business, whether or not such materials contain or disclose Confidential Information.

17. Legal and Equitable Remedies.

Because Executive's services are personal and unique and because Executive may have access to and become acquainted with Company Confidential Information, the Company shall have the right to enforce the provisions of this Agreement by injunction or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement, which Executive acknowledges will result in irreparable harm to the Company.

18. Indemnification.

EXECUTIVE SHALL INDEMNIFY THE COMPANY FULLY AGAINST ALL LOSSES, LIABILITIES, COSTS (INCLUDING LEGAL COSTS) AND EXPENSES THAT THE COMPANY MAY INCUR AS A RESULT OF ANY BREACH (INCLUDING A BREACH ARISING AS A RESULT OF NEGLIGENCE) OF EXECUTIVE'S OBLIGATIONS SET FORTH UNDER SECTIONS 9, 10, 11, 14 AND 15 OF THIS AGREEMENT. The Company shall (i) indemnify the Executive to the full extent permitted by law for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of his duties hereunder; (ii) reimburse the Executive for any reasonable legal fees and expenses incurred by the Executive in contesting or disputing any termination of the Executive's employment hereunder or in seeking to obtain or enforce any right or benefit provided by this Agreement, but only if the Executive shall prevail with respect to the preponderance of the matters at issue; and (iii) provide the Executive with the same coverage afforded directors and other officers under a director's and officer's liability insurance policy. The payments under (ii) above shall be made within thirty (30) days after the Executive's request for payment is received by the Company accompanied with such evidence of his having prevailed (as described above) and such evidence of the fees and expenses incurred as the Company may reasonably require.

19. Termination.

(a)	(a) This Agreement may be terminated by either party at any time upon thirty (30) days written notice, except that the Company may terminate this Agreement immediately for Cause.

(b)
(b) Notwithstanding Section 19(a), Executive acknowledges that he or she is responsible for any disclosure or use of Confidential Information that results from Executive's failure to comply with the provisions of Section 10 and that such failure to comply is grounds for disciplining Executive up to and including immediate termination of Executive's employment with the Company without prior notice.

20. Compensation Upon Termination

(a)
If during the Employment Period the Executive's employment is terminated (A) by the Company other than for Cause or (B) by the Executive for Good Reason: the Company shall continue to pay to the Executive (or his legal representatives or estate) his Base Salary then in effect for the remainder of the Contract Term, or if greater, a period of one year.

(b)
Notwithstanding the provisions of subsection 20(a), if during the Employment Period the Executive's employment is terminated by the Company other than for Cause or by the Executive for Good Reason within twelve months after a Change in Control, the Company shall pay the Executive in three equal successive monthly payments, commencing on the first day of the month following termination of employment that in the aggregate are equal to either (1) three times the sum of (x) the Executive's annualized Base Salary then in effect and (y) annualized target Annual Bonus (or the actual Annual Bonus earned by the Executive during the immediately preceding year, determined on an annualized basis, if greater than the target Annual Bonus) (the sum of (x) and (y) hereinafter being referred to as the "Change in Control Amount") should such termination occur at a time when the Company has not made equity grants to the Executive or the Executive is not at least 50% vested in all of such grants that have been made to him prior to the Change in Control; or (2) two times the Change in Control Amount should such termination occur at a time when the Company has made equity grants to the Executive and the Executive is at least 50% vested in all such grants that have been made to him prior to the Change in Control. The timing for any payment provided for in this paragraph shall be subject to the provisions of Section 27 of this Agreement. For purposes of Section 20(b)(i)(1) or (2), a grant made prior to a Change in Control, including one for which Executive receives the stock of an acquirer in a Change of Control, shall be deemed to be vested as of termination of Executive's employment after the Change in Control where vesting of such grant continues to occur after such termination.

(c)
For twelve (12) months following termination of employment, Executive shall be entitled to coverage at Company's sole expense under all medical, dental and life insurance benefit programs that the Company generally makes available to its employees and senior executives during such twelve-month period, provided that the Executive's participation is possible under the general terms and provisions of such plans and programs.

(d)
The Executive's right to exercise and/or the Executive's vesting in equity or equity related compensation awards shall continue during the period of the Consultancy Agreement referred to in Section 28, to the extent permitted under the applicable Plan, and management will make all reasonable efforts to see that any such Plan so provides. The amount of any payment or benefit provided for the Executive hereunder shall not be reduced by retirement benefits or by offset against any amount claimed to be owed by the Executive to the Company. Furthermore, the Executive shall not be required to mitigate the amount of any payment provided for the Executive by seeking other employment or otherwise, nor, shall the amount of any payment or benefit provided for the Executive hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer (provided such employment does not violate the provisions of Section 9 of this Agreement).

(e)
For purposes of this Agreement, the occurrence of a Change in Control event shall be certified objectively by the CEO of the Company solely on a ministerial basis based on the definitions provided in subsection (h) of this Section 20 and such certification shall not involve any discretionary authority.

(f)
For purposes of this Agreement, "Cause" means any of the following: (i) a material breach by the Executive of any of the material obligations to which he is subject under this Agreement; (ii) Executive engaging in willful misconduct which is materially injurious to the Company, its customers or suppliers; or (iii) Executive engaging in any act of fraud or other conduct which would constitute a felony under federal or state law.

(g)	The Executive shall have "Good Reason" for terminating his employment with the Company under this Agreement if either or both of the following occur:

(i)
a material reduction by the Company in the Executive's Base Salary or the minimum target amount of the Annual Bonus without the Executive's prior written consent, unless the material reduction in the minimum target amount of the Annual Bonus is proportionate with the reduction in such minimum target amount for other senior executives; or

(ii)
there is a change in the Executive's status or reporting responsibilities that does not reflect a promotion, and a material reduction by the Company in the Executive's total cash compensation (Base Salary and the minimum target amount of the Annual Bonus), without the Executive's prior written consent as long as notification of intent to terminate employment for Good Reason by the Executive to NYFIX or the successor Employer, in the event of a Change in Control, occurs within no more than 1 year after the change in such status or reporting responsibilities.

(h)	For purposes of this Agreement, "Change in Control" means any of the following events:

(i)
A change in the ownership of the Company. A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group (as defined in regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in ownership of the Company (or to cause a change in effective control of the Company within the meaning of subparagraph (ii) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock. For purposes of this subsection (i), a change in ownership of the Company only occurs when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction; or

(ii)	A change in effective control of the Company. A change in the effective control of the Company occurs only on the date that either:

(A)
Any one person or more than one person acting as a group (as defined in regulations under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, or

(B)
A majority of members of the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors prior to the date of the appointment or election; or

(iii)
A change in the ownership of a substantial portion of the Company's assets. A change in ownership of a substantial portion of the Company's assets occurs on the date that any one person or more than one person acting as a group (as defined in regulations under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(A)
A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to― (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (2) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (3) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or (4) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (3). For purposes of this paragraph and except as otherwise provided, a person's status is determined immediately after the transfer of the assets.

(i)
For purposes of subsection (h) of this Section 20, the term "Company" includes only (i) the corporation for whom the Executive is performing services at the time of the Change in Control event; (ii) the corporation that is liable for the payment under this Section 20 (or all corporations liable for the payment if more than one corporation is liable); or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii). For purposes of this paragraph, a majority shareholder is a shareholder owning more than 50% of the total fair market value and total voting power of such corporation.

(j)
For purposes of subsections (h) and (i) of this Section 20, Section 318 of the Code shall apply to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested options). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treas. Reg. §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

21. Limitation on Payment Obligation.

(a)
Notwithstanding any other provision of this Agreement, any "parachute payment" to be made to or for the benefit of the Executive, whether pursuant to this Agreement or otherwise, shall be modified to the extent necessary so that the requirements of either subparagraph (i) or (ii) below are satisfied:

(i)
The aggregate "present value" of all "parachute payments" payable to or for the benefit of the Executive, whether pursuant to this Agreement or otherwise, shall be less than three times the Executive's "base amount"; or

(ii)
Each "parachute payment" to or for the benefit of the Executive, whether pursuant to this Agreement or otherwise, shall be in an amount which does not exceed the portion of the "base amount" allocable to such "parachute payment".

(iii)
For the purposes of this limitation, no "parachute payment," the receipt of which the Executive shall have effectively waived prior to the date which is fifteen (15) days following termination of employment and prior to the earlier of the date of constructive receipt and the date of payment thereof, shall be taken into account.

(b)	Notwithstanding any other provision of this Agreement, no "illegal parachute payments" shall be made to or for the benefit of the Executive.

(c)	For purposes of this Section:

(i)	The term "base amount" shall have the meaning set forth in section 280G (b) (3) of the Code;

(ii)	The term "parachute payment" shall mean a payment described in section 280G (b) (2) (A) and not excluded under Section 280G (b) (6) of the Code;

(iii)	The term "illegal parachute payment" shall mean a payment described in section 280G (b) (2) (B) of the Code;

(iv)	"Present value" shall be determined in accordance with section 280G (d) (4) of the Code; and

(v)	The portion of the "base amount" allocable to any "parachute payment" shall be determined in accordance with section 280G (b) (3) of the Code.

(d)
This Section shall be interpreted and applied to limit the amounts otherwise payable to the Executive under this Agreement or otherwise only to the extent required to avoid the imposition of excise taxes on the Executive under section 4999 of the Code or the disallowance of a deduction to the Company under section 280G(a) of the Code, except that the Executive shall be presumed to be a disqualified individual for purposes of applying the limitations set forth in subsection (a) above without regard to whether or not the Executive meets the definition of disqualified individual set forth in section 280G(c) of the Code. In the event that the Company and the Executive are unable to agree as to the application of this Section, the Company's independent auditors shall select independent tax counsel to determine the amount of such limits. Such selection of tax counsel shall be subject to the Executive's consent, provided that the Executive shall not unreasonably withhold his consent. The determination of such tax counsel under this Section shall be final and binding upon the Company and the Executive.

22. Claims Procedures for Termination Pay.

The CEO of NYFIX, Inc. (the "CEO") may, and upon reasonable written request from the Executive shall, provide to the Executive information as to the amount, if any, to which the Executive is entitled under the terms of subsections 20(a) and (b) of this Agreement following termination of his employment ("Termination Pay"). If the Executive disagrees with such determination, he shall provide written notice to that effect to the CEO. If no such notice is received by the CEO within the later of sixty (60) days after the termination of the Executive's employment with the Company or ninety (90) days after the Executive receives written notification of the amount of Termination Pay from the CEO, the CEO's determination shall be final, and no claim for a different Termination Pay shall be permitted. In the event any such claim is duly filed for a different Termination Pay, the CEO shall exercise his best efforts to act upon such claim within sixty (60) days after its receipt. If such claim is denied, in whole or in part, the CEO shall give notice in writing of such denial to the Executive within sixty (60) days after receipt of the claim, setting forth (i) one or more specific reasons for such denial; (ii) specific reference to pertinent provisions of this Agreement on which the denial is based; (iii) a description of any additional material or information necessary for the Executive to perfect the claim and an explanation of why such material or information is necessary; and (iv) information to the effect that the Executive may request a full review of such claim by filing with the CEO, within sixty (60) days after the Executive has received such notice, a request for such review, including, a statement of the CEO's opinion as to whether, in the Company's opinion, the Executive has a right to bring a civil action under Section 502 of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended following an adverse benefit determination on review, and, if so, a statement of that right. In the event any such request for review is duly submitted, the CEO shall review the claim within sixty (60) days and the Executive shall be given written notice of the result of such review, which shall be final within the Company, but shall be subject to review under the Agreement to Arbitrate Claims and otherwise pursuant to Section 25.2 . If such claim is denied in whole or in part, such notice shall include (i) one or more specific reasons for such denial; (ii) specific reference to pertinent provisions of this Agreement on which the denial is based; (iii) a statement that the Executive is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and (iv) a statement of the CEO's opinion as to whether, in the Company's opinion, the Executive has a right to bring a civil action under Section 502 of ERISA, and, if so, a statement of that right. The Executive may designate any other person to act on his behalf in pursuing a benefit claim or appealing the denial of a benefit claim under the terms of these procedures. The Company in its discretion may amend, modify or eliminate these procedures or substitute different procedures, at any time and from time to time, provided that any such change does not materially affect Executive's review rights in an adverse manner under this Section 22 without Executive's prior written consent.

23. Notices.

Any notices under this Agreement shall be given at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery or, if sent by certified or registered mail, three days after the date of mailing.

24. Representations.

Executive hereby represents and warrants that there is no action, proceeding or investigation pending or, to Executive's knowledge, threatened against him and Executive has not been convicted of, pleaded nolo contendere to, or had an order issued or consent decree entered into in respect of, a charge of violating securities laws or any felony.

25. General Provisions.

25.1 Governing Law.

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE INTERNAL SUBSTANTIVE LAWS, AND NOT THE LAWS OF CONFLICTS, OF THE STATE OF NEW YORK.

25.2 Venue.

Except as set forth in the Agreement to Arbitrate Claims dated May 25, 2006, between Executive and NYFIX (the "Arbitration Agreement"), attached hereto as Exhibit B and incorporated herein, Executive and NYFIX agree that the exclusive forum for the resolution of any and all disputes or controversies that may arise between them relating to this Agreement shall be the courts of the State of New York or of the United States of America located in New York County, New York, and by execution and delivery of this Agreement, Executive and NYFIX each hereby accepts, generally and unconditionally, the exclusive jurisdiction of those courts. Executive and NYFIX each hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

25.3 Entire Agreement.

This Agreement and the Arbitration Agreement set forth the entire agreement and understanding between the Company and Executive relating to the subject matter hereof and supersede and merge all prior oral and written agreements and discussions between the parties relating to that subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in Executive's duties, salary or compensation will not affect the validity or scope of this Agreement. If there is a conflict between this Agreement and the Arbitration Agreement, the Arbitration Agreement governs and controls.

25.4 Consultancy.

As used in this Agreement, the term "Employment Period" does not include any time during which Executive may be or have been retained by the Company as a consultant.

25.5 Enforcement; Severability.

It is the desire and the intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policy of the jurisdictions in which enforcement is sought. Accordingly, if any particular portion or provision of this Agreement shall be adjudicated to be invalid or unenforceable, the remaining portion or such provision or the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be effected thereby.

25.6 Successors and Assigns.

This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts have accrued to him under this Agreement up until the time of his death, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there is no such designee, to the Executive's estate. This Agreement will be binding upon Executive's heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns; provided, that the Company and any such successor or assign shall provide prompt notice to Executive of any assignment of this Agreement.

25.7 Survival.

The provisions of this Agreement shall survive the assignment of this Agreement by the Company to any successor in interest or other assignee. The provisions of Sections 9, 10, 11, 12, 13, 16, 17, 18, 19, 20, 21, 22, 23, 25, 26 and 27 which by their nature and context, are intended to survive any termination of Executive's employment with the Company and shall so survive such termination.

25.8 Waiver.

No waiver by either party hereto of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by either party hereto shall be construed as a waiver of any other right. Neither party hereto shall be required to give notice to enforce strict adherence to all terms of this Agreement.

25.9 No Unannounced Modifications to Signature Documents.

By signing and delivering this Agreement and/or any schedule, exhibit, amendment, or addendum thereto, each party will be deemed to represent to the other that the signing party has not made any changes to such document from the draft(s) originally provided to the other party by the signing party, or vice versa, unless the signing party has expressly called such changes to the other party's attention in writing (e.g., by "redlining" the document or by a comment memo or email).

26. Non-Disparagement.

Except as required or permitted under law, neither party, nor any director, officer, employee, agent or other representative of either party shall in any way, and at any time during or after the Employment Period, make any derogatory or defamatory remarks about the other party that may disparage him or it in any manner.

27. Section 409A Requirements.

This Agreement is intended to satisfy in form and operation the requirements of the terms of Section 409A of the Code to the extent applicable and any applicable guidance or regulations, including transition rules, thereunder (collectively, "Section 409(A)"). To the extent required by Section 409A, and notwithstanding any other provision of this Agreement, no payment or benefit that constitutes deferred compensation for purposes of Section 409A will be provided to the Executive following his separation from service prior to the first to occur of (i) the date of the Executive's death or (ii) the first day of the seventh month following the month in which his separation from service occurs, if he is a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code). Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum promptly following the first to occur of the two dates specified in the immediately preceding sentence. Furthermore and notwithstanding any other provision of this Agreement to the contrary, this Agreement is deemed to be modified in any way necessary to satisfy the requirements of Section 409A as determined by the Company in its good faith discretion.

EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT AFFECTS HIS RIGHTS TO INVENTIONS EXECUTIVE MAKES DURING EMPLOYMENT WITH THE COMPANY, AND RESTRICTS EXECUTIVE'S RIGHTS TO DISCLOSE OR USE THE COMPANY'S CONFIDENTIAL INFORMATION AND TO COMPETE IN BUSINESS WITH THE COMPANY, DURING AND AFTER SUCH EMPLOYMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXECUTIVE HAS CAREFULLY READ THIS EMPLOYMENT AGREEMENT AND UNDERSTANDS ITS TERMS. EXECUTIVE HAS COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:   May 25, 2006

Signature
/s/ Donald Henderson
Donald Henderson

Dated May 25, 2006

NYFIX, Inc.

By: /s/ Robert C. Gasser

Robert C. Gasser
President and Chief Executive Officer

EXHIBIT A

To: NYFIX, Inc.:

1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by NYFIX, Inc. or any of its subsidiaries or affiliates (collectively, the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Executive Agreement to which this Exhibit A is attached.

___ No inventions or improvements.

___ See below:

___ Additional sheets attached.

2. I propose to bring to my employment the following materials and documents of a former employer:

___ No materials or documents.

___ See below:

___ Additional sheets attached.

Signature: /s/
Donald Henderson

EXHIBIT B

AGREEMENT TO ARBITRATE CLAIMS

I recognize that differences may arise between me and NYFIX, Inc. or one of its present or future subsidiaries or affiliates during or after my employment with the Company, and that those differences may or may not be related to my employment. I understand and agree that by entering into this Agreement to Arbitrate Claims ("Agreement"), I anticipate gaining the benefits of a non-judicial, impartial dispute-resolution procedure.

I understand that any reference in this Agreement to "the Company" will include not only NYFIX, Inc., but also all NYFIX, Inc. present and future subsidiaries and affiliates, and all successors and assigns of any of them.

Claims Included by the Agreement

Except as excluded in the following provision, "Claims Not Included by the Agreement," the Company and I mutually consent to the resolution by arbitration of all claims or controversies ("Claims"), whether or not arising out of my employment (or its termination), that the Company may have against me or that I may have against the Company or against any of its officers, directors, employees or agents in their capacity as such or otherwise. This includes, but is not limited to, the following:

1) Any and all claims for wrongful discharge; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

2) Any and all claims for violation of any federal, state or municipal statute including, but not limited, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the New York Human Rights Law, the New York City Administrative Code, as amended from time to time;

3) Any and all claims arising out of any other applicable laws, rules and regulations of any jurisdiction whatsoever.

Claims Not Included by the Agreement

Claims I may have for workers' compensation or unemployment compensation benefits are not covered by this Agreement.

Claims for provisional relief, such as temporary restraining orders, preliminary injunctions, attachments and the like, and claims for permanent injunctive and other equitable relief are not covered by this Agreement. Specifically, claims related to the enforcement of any confidentiality obligation, whether arising from contract or otherwise, between me and the Company are not covered by this Agreement.

Representation

Any party may be represented by an attorney of his, her or its choice.

Discovery

Each party shall have the right to take the deposition of a number of individuals to be agreed upon by the parties hereto and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents to any party. The right to compel testimony by subpoena specified below shall be applicable to discovery pursuant to this paragraph. Additional discovery may be had only where the Arbitrator selected pursuant to this Agreement so orders, upon a showing of substantial need.

Designated of Witnesses

At least 30 days before the arbitration, the parties must exchange lists of witnesses, including any expert, and copies of all exhibits to be used at the arbitration.

Subpoenas

Each party shall have the right to subpoena witnesses and documents for the arbitration.

Arbitration Procedures

The Company and I agree that, except as provided in this Agreement, any arbitration shall be in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association ("AAA") before an arbitrator who is licensed to practice law in the State of New York ("the Arbitrator"). The arbitration shall take place in the County of New York, New York.

The Arbitrator shall be selected as follows: The AAA shall give each party a list of 5 arbitrators drawn from its panel of labor and employment arbitrators. Each side may strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, said individual shall be designated as the Arbitrator. If more than one common name remains on the lists of all parties, the parties shall strike names alternately until only one remains. If no common name remains on the lists of all parties, the AAA shall furnish an additional list or lists until the arbitrator is selected.

The Arbitrator shall apply the substantive law of New York. The New York Rules Of Evidence shall apply. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties.

The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal rules of Civil Procedure.

Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings.

Either party, upon request at the close of hearing, shall be given leave to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrator.

Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, both the Company and I agree that neither of us shall initiate or prosecute any lawsuit or administration action (other than an administrative charge of discrimination) in any way related to any claim covered by this Agreement.

The Arbitrator shall render an award and written opinion in the form typically rendered in labor arbitrations.

Arbitration Fees and Costs

The Company and I initially shall equally share the fees and costs of the Arbitrator. Each party will deposit funds or post other appropriate security for its share of the Arbitrator's fee, in an amount and manner determined by the Arbitrator, 10 days before the first day of hearing. Notwithstanding the foregoing, the Arbitrator shall have the authority to reallocate its costs and fees between the parties hereto as he or she deems appropriate. Each party shall pay for its own costs and attorneys' fees, if any. However, if any party prevails on a statutory claim that affords the prevailing party attorneys' fees, or if there is a written agreement providing for fees, the Arbitrator may award reasonable fees to the prevailing party.

Requirements for Modification or Revocation

This Agreement to arbitrate shall survive the termination of my employment. It can only be revoked or modified by a writing signed by the parties that specifically states an intent to revoke or modify this Agreement.

Sole and Entire Agreement

This is the complete agreement of the parties on the subject of arbitration of disputes. This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

Construction

If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement.

Consideration

The promises by the Company and by me to arbitrate differences, rather than litigate them before courts or other bodies, as well as the Company's agreement to employ me and to grant me stock options, provide consideration to enter into this Agreement.

Not an Employment Agreement

This Agreement is not, and shall not be construed to create, any contract of employment, express or implied. Nor does this agreement in any way alter the "at-will" status of my employment, which can only be affected by an express written employment agreement signed by me and an authorized representative of the Company.

No Unannounced Modifications to Signature Documents

By signing and delivering this Agreement and/or any schedule, exhibit, amendment, or addendum thereto, the Company and I will each be deemed to represent to the other that the signing party has not made any changes to such document from the draft(s) originally provided to the other party by the signing party, or vice versa, unless the signing party has expressly called such changes to the other party's attention in writing (e.g., by "redlining" the document or by a comment memo or email).

Voluntary Agreement

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND THAT I HAVE ENTERED INTO THE AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I FURTHER ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY OWN ATTORNEY AND HAVE DONE SO TO THE EXTENT THAT I HAVE WISHED.

EMPLOYEE:	NYFIX, INC.:

Signature of Employee	Signature of Authorized Company Representative

Donald Henderson	Robert C. Gasser, President and Chief Executive Officer

Print Name of Employee	Print Name and Title of Representative
_____________, 2006	___________, 2006
Date	Date